Elevation Series Trust  485BPOS

Exhibit 99.(h)(22)

SECOND AMENDED AND RESTATED MASTER ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

This SECOND AMENDED AND RESTATED MASTER ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (generally, the “Agreement” or specifically referring to this version of the Agreement, the “2nd A&R Agreement”) is dated as of September 17, 2025, between Elevation Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds (defined below) and Paralel Technologies LLC, a Delaware Limited Liability Company, its successors and assigns (the “Administrator”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, consisting of the series listed in Appendix A, and as may be added after the date of this Agreement upon execution of a “Fund Addendum” generally in the form attached hereto as Appendix E (each a Fund, and together, the “Funds”);

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated September 30, 2022 (the “Original Agreement”), pursuant to which, among other things, the Administrator agreed to provide administrative and accounting services to the Trust; and

WHEREAS, the Trust and the Administrator amended and restated the Original Agreement by entering into an Amended and Restated Administration Agreement dated August 31, 2023 (the “1st A&R Agreement”), which was later amended by Amendment No. 1. dated July 1, 2024, which revised the services provided under the 1st A&R Agreement for certain Funds (the “Amended 1st A&R Agreement”); and

WHEREAS, the parties desire to further amend and restate the Agreement, as amended, to be applicable to any Fund Addendum executed by the parties on or after the date of this Agreement, and to confirm that any Fund Addendum executed prior to the date of this Agreement shall continue to be governed by the Original Agreement, the 1st A&R Agreement, or the Amended 1st A&R Agreement, as applicable, unless otherwise agreed in writing by the parties.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Relationship of Fund Addendums; Administrator Appointment and Duties.

(a)	In the event of a conflict between the terms set forth in the Fund Addendums and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Funds described therein. Each Fund Addendum shall be governed by and subject to the version of this Agreement that was in effect as of the date such Fund Addendum becomes effective, unless otherwise agreed in writing by the parties or set forth in such Fund Addendum (which may be the Original Agreement, 1st A&R Agreement, Amended 1st A&R Agreement, or 2nd A&R Agreement, or such later version as may be applicable).

(b)	The Trust hereby appoints Administrator to provide the administrative and fund accounting services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth (“Services”). Administrator hereby accepts such appointment and agrees to furnish the Services. Administrator shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Trust acknowledges that Administrator does not render legal, tax or investment advice and that Administrator is not a registered broker-dealer.

(c)	Administrator may employ or associate itself with such person(s) or organization(s) as Administrator believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of Administrator, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Administrator shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Administrator Compensation; Expenses.

(a)	In consideration for the Services to be performed hereunder by Administrator, the Trust, on behalf of each Fund, shall pay Administrator the fees listed in the applicable Fund Addendum for such Fund(s). Notwithstanding anything to the contrary in this Agreement, fees billed for the Services to be performed by Administrator under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined by Administrator to be materially different from what the Trust originally provided to Administrator. Fees paid to Administrator will be calculated and accrued daily and payable monthly by the Trust, including for any partial months in which this Agreement begins or terminates. On each January 1, (pro-rated for a previous partial year), all fees set forth in a Fund Addendum or otherwise in this Agreement shall automatically be increased by a cost of living adjustment equal to 3% or the percentage increase in the Consumer Price Index published by the Bureau of Labor and Statistics of the United States Department of Labor, for the Denver-Aurora-Lakewood, CO region for the twelve-month period ending with the latest published month preceding January 1st (the “CPI”) plus 1.5%, whichever is greater. Administrator will provide notice to the Trust of the amount of any such CPI adjustment at, prior to, or reasonably promptly following its implementation. Any CPI adjustment not charged in any given year may be included in prospective CPI fee adjustments in future years.

(b)	Administrator will bear all expenses in connection with its provisions of Services under this Agreement, except as otherwise provided herein, in Appendix C, and/or the Fund Addendum for such Fund. Administrator will not bear any of the costs of Trust personnel. Fund expenses incurred shall be borne by the Trust, a Fund, or the Fund’s investment advisor (or sub-advisor), including, but not limited to, initial organization and offering expenses; any secondary offering expenses; litigation expenses; expenses related to any requests from, or as otherwise required by, any regulatory body concerning the Trust or a Fund’s investment adviser (or sub-adviser); taxes; expenses relating to listing of any Fund’s securities on an exchange; expenses related to any tender offers or repurchase offers’ transfer agency and custodial expenses; interest; directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of the Trust’s existence; any printing, distribution, or delivery expenses related to materials in connection with meetings of the Trust’s trustees (including the cost of any third party board portal utilized for those purpose by Paralel); filing, printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and any other communications to shareholders or other third parties; securities pricing data; expenses incurred connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”), including costs of preparation, typesetting, XBRL-tagging, page changes and all other print vendor, document management, EDGAR conversion or other related charges, and any fees and expenses upon termination as provided in this Agreement, among others.

(c)	The Trust (or a Fund’s advisor, if applicable) agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice. Except as provided in Appendix C and/or the Fund Addendum, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

3.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If Administrator is in doubt as to any action it should or should not take, Administrator may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment advisor, sub-advisor, custodian or other service providers.

(b)	Advice of Counsel. If Administrator is in doubt as to any question of law pertaining to any action it should or should not take, Administrator may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, the Trust’s investment advisor, sub-advisor, or Administrator, at the option of Administrator).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions Administrator receives from the Trust or any service provider and the advice Administrator receives from counsel, Administrator may in its sole discretion rely upon and follow the advice of counsel. Administrator will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, Administrator will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	Administrator shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, Administrator, its affiliates and each of their respective directors, officers, control persons, employees and agents (any of Administrator, its affiliates, their respective officers, employees, agents and directors or such control persons, a “Admin Associate”) shall have no liability to the Trust, any Fund or any of the Funds’ shareholders for any action or inaction of a Admin Associate except to the extent such liability results directly from the bad faith, reckless disregard, gross negligence or willful misfeasance of a Paralel Associate taken with respect to this Agreement.

(c)	Except when arising directly from the willful misfeasance, bad faith, reckless disregard or gross negligence of a Admin Associate taken in connection to this Agreement, the Trust agrees to indemnify and hold harmless the Admin Associates against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) of any Admin Associate directly or indirectly related to, arising out of or based upon (i) this Agreement or any activity related to or taken under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust.

(d)	Administrator agrees to indemnify and hold harmless the Trust, its Funds, and each of its trustees and officers (for purposes of this paragraph, the Trust, its Funds, and each of its trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising directly out of an Admin Associate’s reckless disregard, willful misfeasance, bad faith or gross negligence taken in connection to this Agreement. In no case (i) is the indemnity of Administrator in favor of any Trust Indemnitee to be deemed to protect any Trust Associate against any liability to which such Trust Associate would otherwise be subject by reason of reckless disregard, willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e)	Administrator shall be entitled to rely on information and data provided by third-party service provider(s), including among others, pricing vendors (whether or not selected by the Administrator, Trust or the adviser), adviser, sub-adviser, custodian or other service provider to the Trust, as well as other authorized representatives of such parties without further investigation or verification. The Administrator may rely on any instruction, direction, notice, instrument or other information that Administrator reasonably believes to be genuine. Further, the Administrator may rely on the advice of Trust counsel or its own counsel as it deems appropriate. In all such cases described herein, Administrator shall have no liability to and shall be fully indemnified by the Trust for any losses or claims (as described in Section 4(b) and 4(c) with respect to such reliance.

(f)	Notwithstanding anything in this Agreement to the contrary, (i) neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages; (ii) Administrator will not be liable for any trading losses, lost revenues, lost profits, whether or not such damages were foreseeable or Administrator was advised of the possibility thereof, and (iii) the maximum cumulative amount of liability of Administrator to any Fund arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the aggregate fees paid by that Fund to Administrator under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the claim (as determined on a Fund level, but in no event will it exceed the total amount paid by the Trust over such period).

(g)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations of the Trust, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Administrator.

(a)	The Services rendered by Administrator under this Agreement are not to be deemed exclusive and Administrator shall be free to render similar services to others. The Trust recognizes that, from time to time, directors, officers and employees of Administrator may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Administrator as part of their name and that Administrator or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

(b)	Administrator may require the Trust or its adviser to enter into an additional agreement or agree to certain terms of use relating to the creation of, or to obtain access to Administrator’s web portal. Administrator is not obligated to provide access to such web portal (and this Agreement does not create any such obligation). Administrator may discontinue or suspend the availability of any web portal at any time without prior notice; Administrator will endeavor to notify Trust as soon as reasonably practicable of such action if it occurs. If access is provided to a web portal, with or without the parties entering into additional agreements or terms of use, the Trust acknowledges that Administrator does not guarantee the accuracy of any information or services provided in or by the web portal. Further, the Trust acknowledges that Administrator and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from any claim, loss, or other damage (as otherwise described in Section 4(b)) arising directly or indirectly from the Trust’s or service providers’ use of the web portal and/or any information or service provided therein.

(c)	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in a Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Trust or a Fund’s adviser/sub-adviser, as applicable.

7.	Accounts and Records. The accounts and records maintained by Administrator shall be the property of the Trust. Administrator shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Administrator shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Administrator’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Administrator to the Trust at the Trust’s expense. Administrator shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by Administrator or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Trust agrees to cooperate with Administrator and take delivery of Fund records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Fund records to the Trust.

8.	Confidential and Proprietary Information. Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust. Administrator further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Administrator may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Administrator shall use reasonable commercial efforts to request confidential treatment of such information. Administrator shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9.	Compliance with Rules and Regulations. Administrator shall comply (and to the extent Administrator takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Administrator has knowledge (it being understood that Administrator is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Administrator). Except as set out in this Agreement, Administrator assumes no responsibility for such compliance by the Trust. Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust. Administrator shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10.	Representations and Warranties of Administrator. Administrator represents and warrants to the Trust that:

(a)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to Administrator that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Administrator hereunder without the prior written approval of Administrator, which approval shall not be unreasonably withheld or delayed.

(e)	The (i) execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Administrator and Trust, this Agreement will be a valid and binding obligation of Trust and its Funds.

(f)	The officer position(s) filled by Administrator, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Trust shall provide Administrator with proof of current coverage, including a copy of the Policy, and shall notify Administrator immediately should the Policy be cancelled or terminated.

(g)	The Trust’s officer position(s) filled by Administrator are named officer(s) in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

12.	Documents. The Trust has furnished or will furnish, upon request, Administrator with copies of the Trust’s Organizational Documents, advisory agreement(s), sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Administrator a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Administrator any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Administrator and the Trust shall regularly consult with each other regarding Administrator’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Administrator at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a)	Accountants. Administrator shall act as a liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Trust’s independent public accountants or the Trust with respect to the Services provided by Administrator hereunder. Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

(b)	Pricing Services. If set forth in the Services, Administrator may assist the Trust in calculating fair values and apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust (“Valuation Procedures”). This may include utilizing (i) pricing information from third-party pricing services, (ii) fair value pricing information from third-party pricing services to apply to prices pursuant to the Valuation Procedures, , and (iii) such other prices or valuations obtained from the Trust, the Adviser, Sub-Adviser, Valuation Designee of the Trust, third-party pricing service, or other third party, as directed by the Trust (collectively, any party providing pricing or valuation information to Administrator related to the Services described above, including, but not limited to, the Trust, the Adviser, Sub-Adviser(s), Valuation Designee of the Fund(s), third-party pricing service, or other third party as directed by the Trust, referred to as the “Trust Valuation Providers”).

The Trust acknowledges that, while Administrator may provide assistance with valuation calculations as provided in the Services and set forth in the Valuation Procedures, Administrator (i) does not provide valuations with respect to the Trust’s securities (ii) does not and is not responsible for valuing a Fund’s securities, except to apply such calculations as set forth in the Services, (iii) does not verify any valuations provided to it by the Trust or any Trust Valuation Provider, and does not verify the existence of any assets referenced, but instead relies exclusively on information about prices, valuations and the existence of assets provided to it by the Trust or the Trust Valuation Providers, and (iv) shall have no responsibility and shall be without liability for, and be fully indemnified by the Trust, any claim, loss or damage arising with respect to pricing, valuation, verification, and/or existence of such securities held by a Fund or the Trust. The Trust further acknowledges that (i) the valuation of its securities remains the sole responsibility of the Trust; (ii) it is the Trust’s obligation to select and complete appropriate diligence on all pricing services, even if recommended or otherwise utilized by Administrator in its services, and (iii) Administrator is not the guarantor of the accuracy of the security prices received from any third-party pricing service or Trust Valuation Provider, and Administrator will not liable to the Trust for incorrect prices, errors, or other mistakes or issues (and shall be indemnified by Trust for any claims against or losses of Administrator related to such issues) occurring with respect to valuing the Trust’s assets or calculating the net asset value of the Trust when calculations are based upon inaccurate prices provided by pricing services, the Trust, or any Trust Valuation Provider.

(c)	Custodians. The Trust acknowledges that Administrator may rely on and shall have no responsibility to validate the existence of assets reported by a Fund, a Fund’s advisor, or the Trust’s custodian, other than Administrator’s completion of a reconciliation of the assets reported by such parties. The Trust acknowledges that it is the responsibility of the Trust and the Fund’s advisor or sub-advisor to validate the existence of assets reported to Administrator. Administrator may rely, and has no duty to investigate the representations of the advisor, sub-advisor, Fund, or the Trust’s custodian.

(d)	Examinations. Administrator shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust by a regulatory authority that includes a review of Fund records maintained by Administrator. Administrator reserves the right to charge a reasonable fee for such services at its discretion.

15.	Business Continuity Plan. Administrator shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Administrator shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)	Initial Terms. This Agreement shall become effective generally as of the date first set up above, and with respect to each Fund, as of the date first specified in the Fund Addendums. This Agreement shall thereafter continue for the terms set forth in the Fund Addendum and remain in effect through the end of the terms specified in the last to terminate of the Fund Addendums entered into under this Agreement. The Initial Term of each Fund Addendum shall be deemed the “Initial Term.”

(b)	Renewal Terms: This Agreement and any Fund Addendum shall renew at the end of the Initial Term applicable to such Fund(s) and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively, with the Initial Term, a “Term”) until notice of termination of the Fund Addendum is provided with respect to the Funds as set forth in Section 16(c) or 16(d) herein.

(c)	Termination Generally. The Agreement will continue and will only terminate upon the termination of all Fund Addendums hereunder. Either party may terminate a Fund Addendum with respect to one or more Fund(s), with such termination coinciding at the end of the applicable Term then in effect for such Fund if, at least ninety (90) days prior to the end of applicable Term, it gives the other party a written notice of non-renewal and termination.

(d)	Termination for Cause. Administrator or Trust also may, by written notice to the other, terminate this Agreement or a Fund Addendum if any of the following events occur:

(i)	The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

(ii)	The other party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other party is the Trust, and Trust becomes subject to a material Action (as defined below) or an Action that Administrator reasonably determines could cause Administrator reputational harm (including any Action against an investment adviser, sub-adviser, or other service provider of Trust), or (v) where the other party is Administrator, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by the Administrator or the assumptions set forth are determined by Administrator, in its reasonable discretion, to materially affect the services provided by Administrator. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

(e)	Early Termination - Except if terminated in accordance by Section 16(c) or 16(d), if a Fund Addendum with respect to a Fund or all Funds under the Fund Addendum is otherwise terminated prior to the end of the applicable Term, the Trust, on behalf of the Fund, shall be obligated to pay Administrator the remaining balance of the fees, reimbursable expenses and other moneys payable to Administrator for such Fund(s) under the Fund Addendum through the end of the applicable Term, as applicable. In this situation, the remaining balance of fees payable to Administrator shall be calculated based on the average monthly fees paid for the prior six-month period for the applicable Fund, multiplied by the number of months remaining for that Fund through the end date of the then current Term. Termination of a Fund Addendum or the Agreement by the Trust or any Fund will not relieve the Trust or any Fund of any other amount due under this Agreement. The parties agree that any payment is a reasonable forecast of probable actual loss to Administrator and that this sum is agreed to as liquidated damages and not as a penalty.

(f)	Early Termination Due to Liquidation. A Fund Addendum with respect to a Fund ceasing operations or liquidating may be terminated due to such liquidation or ceasing of operations; provided however, the Fund will remain responsible for the minimum fees payable under the Fund Addendum applicable to that Fund through the end date of the then current Term.

(g)	Deliveries Upon Termination. Upon termination of Fund Addendum and/or this Agreement with respect to a Fund, Administrator agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Administrator gives notice of termination under this Agreement, it will continue to provide the Services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(h)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Trust agrees to pay to Administrator a reasonable fee (determined by Administrator) for Administrator’s services provided in connection with the Trust or a Fund liquidating or converting to another service provider.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Administrator, or by Administrator without the prior written consent of the Trust (except for assignment by the Administrator to a subsidiary affiliate).

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the State of Colorado for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

19.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

20.	Amendments to this Agreement. This Agreement and any Fund Addendums may only be amended by the parties in writing.

21.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Administrator:

Paralel Technologies LLC

1700 Broadway Suite 1850

Denver, Colorado 80290

Attn: General Counsel

Email:

To the Trust:

Elevation Series Trust

1700 Broadway Suite 1850

Denver, Colorado 80290

Attn: General Counsel, Secretary

Email:

22.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.	Entire Agreement. This Agreement, together with any Appendices and Fund Addendums embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Administrator may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

24.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

25.	Survival. The provisions of Sections 4, 7, 11(f), 11(g), 16 (as applicable), 18, 24 and this Section 25 hereof shall survive termination of this Agreement or any Fund Addendum.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELEVATION SERIES TRUST,
A Delaware statutory trust

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

PARALEL TECHNOLOGIES LLC,
A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

APPENDIX A

FUNDS

New Fund Addendums executed or amendments to changes the Funds covered through the addition/revision/termination of Fund Addendums shall be deemed to automatically update this list of Funds covered in this Appendix A.

Appendix A shall be maintained separately by the Administrator and updated from time to time to reflect the Funds covered by this Agreement and any applicable Fund Addendums, and to indicate the version of the Agreement that governs each Fund Addendum.

A-1

APPENDIX B

SERVICES

If selected in the Fund Addendum for the applicable Fund, the below services are to be performed by Administrator for the compensation noted on the Agreement and the Fund Addendum for the applicable Fund.

Accounting Services

Fund Accounting

▪	Calculate daily net asset values (NAVs) in conformance with generally accepted accounting principles and SEC regulations
▪	Apply security valuations provided by the Trust’s adviser, consistent with pricing and valuation policies
▪	Transmit NAVs to the adviser, NASDAQ, transfer agent, custodian and other third parties
▪	Reconcile cash & positions with the custodian, as applicable
▪	Provide data and reports to support preparation of financial statements and regulatory filings
▪	Maintain required accounting records in accordance with the 1940 Act
▪	Coordinate data reporting to outside agencies including Morningstar, etc.

Administration Services

Fund Administration

▪	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
▪	Host annual audit of financial statements
▪	Prepare and file Forms N-PORT, N-CEN and 24f-2
▪	Calculate monthly SEC standardized total return performance figures
▪	Prepare required reports for quarterly Board meetings
▪	Monitor expense ratios
▪	Maintain budget vs. actual expenses
▪	Manage fund invoice approval and bill payment process
▪	Assist with placement of Fidelity Bond and E&O/D&O insurance

Legal Administration

▪	Coordinate and file annual update to Fund(s)’ registration statement, including prospectus and statement of additional information
▪	Coordinate EDGARization of and file Forms N-1A, N-CSR, N-PX, fidelity bond, and other SEC filings as applicable to the Fund(s)
○	Trust to provide proxy voting information for N-PX for applicable Funds in requested form
▪	Prepare initial draft of quarterly board meeting agendas, compile and distribute board materials for quarterly board meetings using Administrator’s preferred third-party board portal system
▪	Attend quarterly board meetings and prepare initial set of minutes
▪	Maintain board compliance calendar for the Trust with schedule for quarterly board matters and items

Compliance Administration

▪	Perform quarterly post-trade prospectus & SAI, SEC investment restriction monitoring
▪	Provide quarterly compliance testing certification to board of trustees.

B-1

Tax Administration

▪	Calculate dividend and capital gain distribution rates
▪	Prepare ROCSOP and required tax designations for Annual Report
▪	Prepare and coordinate filing of income and excise tax returns
○	Audit firm to sign all returns as paid preparer
▪	Calculate/monitor book-to-tax differences
▪	Provide quarterly Subchapter M compliance monitoring and reporting
▪	Provide tax re-allocation data for shareholder 1099 reporting

ETF Basket Services (if applicable)

Provision of basket services in connection with ETF creation and redemption unit processing, including:

▪	Creation of PCF (Portfolio Composition File) in NSCC Format
▪	Apply application corporate actions to PCF
▪	Basket valuation and calculation of estimated and actual cash components
▪	Transmit PCF to each Fund and investment adviser as instructed
▪	Submit create/redeem file to NSCC
▪	Distribute PCF (in NSCC file format) to custodian for dissemination to NSCC
▪	Create and deliver to custodian the trade confirmation file
▪	Coordination of collateral management process for failed in-kind trades for Fund(s) which do not participate in the custodian-managed NSCC’s Continuous Net Settlement (“CNS”) system

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by Administrator.

At any time, Administrator may require the Trust, specific funds, or adviser, to enter into an additional agreement or agree to certain terms of use relating to the creation of, or to obtain access to Administrator’s web portal. Administrator is not obligated to provide and may discontinue or suspend the availability of any web portal at any time without prior notice.

B-2

APPENDIX C

FEES AND EXPENSES

The fees to be paid to Administrator by the Trust for the Funds shall be set forth in the applicable Fund Addendum for such Funds.

C-1

APPENDIX D

ADDITIONAL TERMS APPLICABLE TO DATA SERVICES

In addition to the terms and conditions otherwise contained in the Agreement, the following terms and conditions apply to any services requiring third-party valuation, pricing, security level or any other reference or similar data (as defined generally below as “Data”) (herein referred to as “Data Services”).

1.	Provision of Services.

(a)	Administrator may engage third-party persons or organizations (referred to as a “Supplier”) to assist in the provision of its duties of providing the Data Services; provided that, in such event, Administrator shall not be relieved of any of its obligations otherwise applicable under the Agreement.

2.	Use of Data; No Warranty; Termination of Rights.

(a)	As part of the provision of the Data Services, Administrator may provide or utilize security and/or issuer level reference data, risk metrics calculations, liquidity data, taxonomy data and other similar holdings classifications, as well as pricing or other market data (collectively, the “Data”) that may be supplied by Administrator or a third-party Suppliers. Any Data being provided to the Trust by Administrator directly or by a Suppliers are being supplied to the Trust for the sole purpose of completion of the Data Services. The Trust may use the Data only for purposes necessary for the Data Services. The Trust does not have any license or right to use the Data for purposes beyond the Data Services, including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity or used by Trust in a third party hosted system except as to complete the Services.

(b)	The Trust acknowledges the proprietary rights that Administrator and its Suppliers have in the Data. The Administrator and/or Supplier shall retain any intellectual property rights in the Data supplied to Trust in the provision of the Data Services under this Agreement. Trust acknowledges the confidentiality provisions of the Agreement applies to any Data provided by Suppliers as part of the Data Services.

(c)	When required in the Administrator’s agreement with a Supplier (“Supplier Agreement”), the Trust acknowledges that such Supplier shall be considered a third-party beneficiary under this Agreement as it relates to the Data supplied by such Supplier in the Data Services and may enforce its rights under the applicable provisions of this Agreement. Upon termination of a Supplier Agreement or by request of Supplier (which may be communicated to the Administrator, who shall notify the Trust), the Trust agrees to cease use of and delete any Data related to such Supplier Agreement from its systems, except as may be required by applicable law or regulatory requirements. Upon reasonable prior notice, Trust agrees to provide a Supplier with limited audit rights to reasonably ensure that Trust’s use of that Supplier’s Data (or its deletion, if applicable) is in accordance with the terms of this Agreement.

(d)	In reports or other materials created for the Trust or by the Trust using Data or as part of the Data Services, Administrator may require the inclusion of certain disclaimers that may be now or later required under a Supplier Agreement.

(e)	Administrator and its Suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of Administrator to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

D-1

(f)	The Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Data Services. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(g)	The Trust shall indemnify Administrator and its Suppliers against, and hold Administrator and its Suppliers harmless from any and all losses, damages, liability, costs, including attorney’s fees, resulting directly or indirectly from any claim or demand against Administrator or its Suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither Administrator nor its Suppliers shall be liable for any claim or demand against the Trust by a third party related to the Data or provision of the Data Services.

(h)	Administrator and its Suppliers, nor the Trust shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(i)	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, ADMINISTRATOR AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

3.	Provisions applicable to Data from Suppliers containing evaluations.

(a)	In the event that Trust at any time receives Data from Supplier containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.	Evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which is best. No evaluation method, including those used by Supplier, may consistently generate approximations that correspond to actual “traded” prices of the instruments;
ii.	Supplier methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, Trust acknowledges that there may be errors or defects in Supplier’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and
iii.	Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in Trust’s applications, regardless of any efforts made by Supplier in this respect. Trust shall indemnify and hold Supplier and Administrator completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the Data.

D-2

APPENDIX E

FORM OF FUND ADDENDUM

[NAME] FUND ADDENDUM DATED [DATE]

To The
Second Amended And Restated Master Administration And Fund Accounting Agreement
Between Elevation Series Trust And Paralel Technologies Llc Dated [Date] (The “Agreement”)

1.	Relationship to Agreement: Upon execution of this Fund Addendum, the Complex Advisor (as defined below) and the Fund(s) in the Fund Complex described herein shall be subject to and governed by the specific version of the Agreement identified above, as if the same had been an original party thereto. Except as specifically set forth herein, defined terms used in this Fund Addendum shall have the meaning set forth in the Agreement. In the event of a conflict between the terms set forth in this Fund Addendum and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Fund Complex described herein. The terms set forth below only apply to the Funds in the Fund Complex.

2.	Fund Complex: The “Fund Complex” includes each of the Fund(s) listed below. This Fund Addendum may be amended to add additional funds to the Fund Complex that are established as a series of the Trust subsequent to the date hereof for which [COMPLEX ADVISER] (the “Complex Advisor”) serves as adviser.

●	[Fund 1]
●	[Fund 2]
●	[Fund 3]

3.	Start Date and Term: The term of this Fund Addendum shall begin [as of the date set forth above] (“Addendum Start Date”) and continue in effect with respect to the Fund Complex for a period of 3 years from the Addendum Start Date (the “Initial Term”). Following expiration of the Initial Term, this Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term” and collectively, with the Initial Term, a “Term”) unless otherwise terminated or a notice of non-renewal is given as set forth in the Agreement. This Fund Addendum may only be terminated at the end of a Term or as otherwise set forth in the Agreement. Any payment obligation of the Complex Advisor and/or Fund(s) under the Agreement and/or this Fund Addendum shall survive the termination of the Agreement and/or this Fund Addendum until such obligation is fulfilled.

4.	Services: The Services described in Appendix B will be provided to the Funds in the Fund Complex as set forth below:

	Accounting Services	Administration Services	ETF Basket Services
[Fund 1] [Fund 2]	☒	☒	☐
[Fund 3]	☒	☒	☒

5.	Fees and Expenses: The following fees are due and payable monthly to the Administrator pursuant to Section 2 of the Agreement, payable out of the assets of each Fund, except that for situations where the Complex Advisor is subject to a unitary fee arrangement with a Fund, the Complex Advisor will be primarily responsible for and agrees to make such payment of fees, charges and obligations due to the Administrator pursuant to the Agreement and this Fund Addendum. However, in all situations, the Trust, on behalf of its Funds, acknowledges that the applicable Fund remains responsible for any fees, charges and obligations or other liabilities that the Complex Advisor fails to pay.

a.	Base Fees: Each Fund in the Fund Complex will be charged a fee equal to the GREATER of the following calculation, in each case calculated on a per Fund basis: (i) an Asset Based Fee based upon an application of the below basis point fee schedule, or (ii) the Annual Minimum Fee specified below:

Asset Based Fee
Fund	Annual Minimum Fee	Average Daily [Managed] Assets for Each Fund	Basis Point Fee
[Fund 1] [Fund 2] [Fund 3]	$[ ]*	Up to $	bps
		$ - $	bps
		Greater than $	bps

b.	ETF Basket Services Fee: In addition to the fees and expenses outlined above, for each Fund in the Fund Complex that is an exchange-traded fund (ETF) and to which the Administrator provides ETF Basket Creation Services, an additional fee of $[ ]* per month will apply per Fund.

i.	Settlement Services Management Fee: For each creation or redemption transaction that occurs outside of the CNS process requiring collateral management services due to a failed trade, an additional fee of $150* per creation/redemption applies.

*	CPI: All non-basis point fees in the Agreement or this Fund Addendum (as generally marked with an asterisk) are subject to the CPI adjustment as set forth in Section 2 of the Agreement.

Out-of-Pocket Expenses: Without limiting any provision in this Agreement, the Fund(s) and/or Complex Advisor (as applicable) shall be responsible and will reimburse Administrator for all out of pocket costs, including, among others, any security pricing and data fees (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL), index or benchmark licensing fees, any fees or expenses charged by software systems utilized in connection to the provision of the Services (including but not limited to those related to the setup, maintenance, or use of, or the performance calculations for, a benchmark, index, fund, and/or share class), bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses of Administrator individuals to in-person Board meetings and on-site reviews, fees applicable to the use of third party indexes or benchmarks, third-party board portal expenses, Edgar filer service fees (including costs of preparation, typesetting, XBRL-tagging, page changes and all other print vendor, document management, EDGAR conversion or other related charges), cost of mailings, including typesetting, printing, postage and fulfillment costs of a third party printer, as well as any e*delivery services; wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and any other reasonable expenses incurred in connection with Administrator’s performance of its duties under the Agreement. Administrator may provide certain services or data to the Fund(s) that would otherwise be an out-of-pocket cost and will be billed to the Trust / the Fund(s) at the Administrator’s standard rates for such service.

6.	Additional Notice Addresses:

To Complex Adviser:

[Address]

Email: [Email]

IN WITNESS WHEREOF, the parties hereto have executed this Fund Addendum as of the day and year first above written.

ELEVATION SERIES TRUST
A Delaware statutory trust

By:
Name:
Title:

PARALEL TECHNOLOGIES LLC
A Delaware limited liability company

By:
Name:	Jeremy May
Title:	Chief Executive Officer

[COMPLEX ADVISOR}
A [ ]

By:
Name:
Title:

SCHEDULE 1

FUND ADDENDUMS

[Attached]

Schedule 1 - 1